EXHIBIT 99

National Western Life Announces 2004 Second Quarter Earnings

Austin, Texas, August 6, 2004 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2004 consolidated net earnings of $19.7 million, or $5.47 per diluted share, a 15% increase over consolidated net earnings of $17.1 million, or $4.82 per diluted share, reported for the second quarter of 2003. Consolidated net earnings for the first six months of 2004 were $89.0 million, or $24.74 per diluted share, compared with $26.8 million, or $7.56 per diluted share, reported a year ago. The 2004 results include the effect of a required change in accounting for certain annuity contracts during the first quarter of the year which increased reported net earnings by $54.7 million, or $15.20 per diluted share. The Company's book value per share at June 30, 2004 increased to $213.18.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $18.4 million, or $5.11 per diluted share, for the second quarter ended June 30, 2004, compared with $16.8 million, or $4.75 per diluted share, for the quarter ended June 30, 2003. For the first six months of 2004, earnings from operations were $32.1 million, or $8.91 per diluted share, versus $30.9 million, or $8.72 per diluted share, for the first six months of 2003. Referring to the second quarter and six-month results, Mr. Moody indicated operating results reflected the strong growth in the company's business levels the past few years. "We achieved a record year in life insurance sales in 2002 and followed that with a record sales year in our annuity line of business in 2003. We are now seeing the effects of this success with an increase in core operating revenues of 13% year-to-date as a result of a larger block of business on the books," Mr. Moody noted.

The Company's annuity sales(2) in the first six months of 2004 of $553 million matched the record pace of $529 million established in 2003. Mr. Moody cautioned that the company does not anticipate continuing at the pace of 2003. "The market was ideal in 2003 for our annuity products and we were well positioned heading into this environment relative to our competition. We are beginning to see the trend abate though we still anticipate 2004 to be a very strong sales year," Mr. Moody stated.

Investment performance remained substantially ahead of the prior year as investment income, excluding index options(3), totaled $147.8 million in the first six months of 2004 compared to $130.3 million in the same period of 2003. Mr. Moody offered that while certain credit sectors remain under close watch, the overall composition of the Company's investment portfolio remains of high quality. For the first six months of 2004, the Company reported realized investment gains, net of taxes, of $2.3 million, or $0.63 per diluted share, compared to realized investment losses of $4.1 million, or $1.16 per diluted share, during the first six months of 2003.

Mr. Moody added that the Company has benefited from favorable mortality experience in its life insurance product lines and successfully controlled expense levels despite the increase in business volume. Mr. Moody noted, however, that costs incurred in complying with new requirements of the Sarbanes-Oxley Act, particularly section 404, could potentially result in significant costs for publicly traded companies during the remainder of the year. "Even though our operations are centralized, we are beginning to see the incremental expenses associated with fulfilling the requirements of the Sarbanes-Oxley Act," Mr. Moody stated.

At June 30, 2004, the Company maintained total stockholders' equity of $759 million, assets of $5.7 billion, and life insurance in force of approximately $13.3 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

  Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

  The Company considers net investment income, excluding index option changes, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in index option values. As net investment income, excluding index option changes, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net investment income	$76.5	76.3	149.0	135.1
Gain (loss) on index options	(0.2)	9.3	1.2	4.8

Net investment income
excluding index options	$76.7	67.0	147.8	130.3

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$105,652	91,580	203,271	180,205
Index options	(186)	9,272	1,200	4,808
Realized gains (losses) on investments	2,013	392	3,472	(6,317)

Total revenues	$107,479	101,244	207,943	178,696

Earnings:
Earnings from operations	$18,403	16,830	32,071	30,917
Net realized gains (losses) on investments	1,309	255	2,257	(4,106)
Cumulative effect of a change in
accounting principle	-	-	54,697	-

Net earnings	$19,712	17,085	89,025	26,811

Basic Earnings Per Share:
Earnings from operations	$5.17	4.77	9.02	8.77
Net realized gains (losses) on investments	0.37	0.07	0.64	(1.17)
Cumulative effect of a change in
accounting principle	-	-	15.38	-

Net earnings	$5.54	4.84	25.04	7.60

Basic Weighted Average Shares	3,557	3,528	3,556	3,526

Diluted Earnings Per Share:
Earnings from operations	$5.11	4.75	8.91	8.72
Net realized gains (losses) on investments	0.36	0.07	0.63	(1.16)
Cumulative effect of a change in
accounting principle	-	-	15.20	-

Net earnings	$5.47	4.82	24.74	7.56

Diluted Weighted Average Shares	3,599	3,550	3,598	3,548

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com